     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 26, 2022, accompanying the financial statements of Investment Grade Corporate Trust, 3-7 Year Series 29 (included in Invesco Unit Trusts, Taxable Income Series 633) as of June 30, 2022, and for the period from July 24, 2020 (date of deposit) through June 30, 2021 and for the year ended June 30, 2022, and the financial highlights for the period from July 24, 2020 (date of deposit) through June 30, 2021 and for the year ended June 30, 2022, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-228239) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 26, 2022